Exhibit 99

                       Auditor's Statement


Igene Biotechnology, Inc.
9110 Red Branch Road
Columbia, Maryland 21045

Gentlemen:

In connection with the filing of the Form 10-QSB for the fiscal quarter ended March 31, 2006, please be advised that we are unable to complete our review of the financial statements by the due date of May 15, 2006. We are awaiting information necessary to complete the review from Igene Biotechnology, Inc. but primarily its joint venture with Tate & Lyle Fermentation Products LTD.



/S/ BERENSON LLP
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    BERENSON LLP